SECURITIES TRADING

POLICY

Exhibit 19.1

I.
Objective and Scope

The objective of this Securities Trading Policy (the “Policy”) is to ensure that the Employees, Officers, Directors and Consultants (collectively, “Covered Persons”) of Lithium Americas Corp. (“LAC”) and its subsidiaries and joint venture interests (LAC together with its subsidiaries and joint venture interests are referred to as the “Company” herein) are in compliance with applicable laws, rules and regulations when they trade in securities issued by LAC, and comply with the requirements of LAC’s long-term equity incentive plan.

The Policy also extends to any trading by trusts and holding companies controlled by a Covered Person. The Company expects Covered Persons will ensure compliance by family and other members of their household.

The trading restrictions in this Policy will continue to apply to a Covered Person’s transactions in securities after employment, or after any relevant relationship between the Company and Covered Person terminates and continues for so long as the former Covered Person is in possession of nonpublic Material Information. No trading may occur until the information becomes public or ceases to be material. Transactions that may be necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure, are no exception. Even the appearance of an improper transaction must be avoided.

Directors and certain Officers, including the Company’s named executive officers, the principal financial and accounting officers, vice presidents in charge of principal business units, divisions or other functions and other Officers who have similar policy-making authority (collectively, the “Insiders”), are subject to additional requirements under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

II.
Securities and Trading Restrictions

LAC is a public company in Canada and the U.S. as its common shares are listed for trading on the Toronto Stock Exchange and the New York Stock Exchange. As such, the Company and its Covered Persons are subject to restrictions against trading in securities of LAC while in possession of material information that has not been publicly disclosed. Trading while in possession of material undisclosed information is generally known as insider trading.

“Trade in securities” or “trading in securities” when used in this Policy includes, but is not limited to:

A.
Purchases or sales of shares, bonds, options, puts and calls;
B.
Sales of Company shares upon vesting and settlement of Restricted Share Units (“RSUs”), Deferred Share Units (“DSUs”) and Performance Share Units (“PSUs”), and sales of Company shares acquired upon options exercise;
C.
Borrowing money against a trading account if the loan results in the liquidation of any portion of common shares issued by the Company; and
D.
Pre-paying a loan if the pre-payment results in an allocation of the proceeds to Company shares.

This Policy does not apply in the case of the following transactions under employee plans, except as specifically noted:

E.
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to LAC’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have LAC withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or the taxes related to such exercise.
F.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have LAC withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock, including for the purpose of generating the cash needed to pay the taxes related to such vesting.
III.
Definitions

“Board” means the Company’s Board of Directors.

"Director” means a member of the Board.

“Employees” means any individual hired directly by LAC or one of its subsidiaries.

“Management” means LAC employees who directly report to the Chief Executive Officer (“CEO”) or Chief Financial Officer (“CFO”), have an Executive Vice President (“EVP”) or Senior Vice President (“SVP”) title, or other Officers of the Company.

“Material Information” means any information relating to the business or affairs of the Company, its subsidiaries or co-owned entities that results in, or would result in a reasonably significant change in, or have a material effect on, the market price or value of the Company's securities or that would be expected to have a significant influence on a reasonable investor’s decision to buy, hold or sell such securities.

“Officer” means a LAC employee appointed by the Board or CEO in accordance with the Company’s Articles.

IV.
Materials Nonpublic Information

“Material Information” generally includes:

•
“Material Changes” – any changes in the business, operations or capital of LAC that would reasonably be expected to have a significant effect on the market price or value of the issuer’s securities; and
•
“Material Facts” – facts that would reasonably be expected to have a significant effect on the market price or value of LAC’s securities.

Insider trading prohibitions come into play only when you possess information that is material and "nonpublic." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about LAC, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

“Nonpublic” information may include:

•
Information available to a select group of analysts or brokers or institutional investors;
•
Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•
Information that has been entrusted to LAC on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the CFO or the General Counsel or assume that the information is nonpublic and treat it as confidential.

V.
Prohibited Transactions

Covered Persons are prohibited under applicable securities laws and this Policy from:

A.
Insider Trading – A Covered Person must not, directly or indirectly through a third party acting on their behalf, trade in securities of LAC while in possession of nonpublic Material Information.
B.
Trading During Blackout Periods – A Covered Person must not trade, directly or indirectly through a third party acting on their behalf, any securities of LAC during any blackout period imposed by the Company.

C.
Tipping and Disclosure of Information – A Covered Person must not “tip” or disclose nonpublic Material Information to any third party outside of the Company unless the disclosure is necessary in the ordinary course of the Company’s business. This includes a prohibition against selecting providing information to service providers, analysts, investors, news media, related persons and friends or family members, or posting information on social media.
D.
Trading Advice – Generally, a Covered Person should not provide any trading advice to friends or family members, but especially not while in possession of nonpublic Material Information.
E.
Hedging and Derivatives Trading – A Covered Person must not engage in short-selling activities, or hold speculative or derivative positions (such as put options, call options, forward contracts, futures contracts, equity swaps, spread bets, contracts for difference or other derivative securities) that have the effect of hedging or offsetting a decrease in the market value of any of the Company’s securities in order to limit the Covered Person’s or a third party’s economic risk arising from such person’s holdings, ownership or interest in securities of the Company.
F.
Short Sales for Sales of Options and Warrants – A short sale will be permitted in limited circumstances only, where a Covered Person, other than an Insider, is exercising a security granted under an incentive plan of the Company (such as a DSU, RSU, PSU, option or warrant) and requires the funds to facilitate the exercise or pay taxes arising from such exercise, provided it does not occur during a blackout period.
G.
Trading on Margin or Pledging – A Covered Person may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.
H.
Trading in Securities of Other Companies – A Covered Person may not purchase or sell any security of any other company while in possession of nonpublic Material Information that was obtained in the course of his or her involvement with the Company. No Covered Person who knows of any such nonpublic Material
VI.
Blackout Periods

The Company will impose trading blackouts from time to time during which trading, including buying, selling or engaging in any other activities concerning the securities of LAC, will be strictly prohibited unless the transaction is subject to a Rule 10b5-1 plan. Trading blackouts may be initiated by the Company that apply to all Covered Persons or to specific Covered Persons only and may also be extended to include external advisors such as legal counsel and financial advisors.

Blackout periods will specifically apply to Covered Persons during:

Year-End – the period commencing on the earlier of:

A.
the sixtieth (60th) day following the Company’s fiscal year-end (the “Year-End”); and
B.
two weeks prior to the date on which the Company’s audit committee is scheduled to review the Year- End financial reporting, and ending on the day that is one full business day following the Company’s filing of the Year-End financial reporting with its principal regulator.

Quarter-End – the period commencing on the earlier of:

C.
the thirtieth (30th) day following the end of any fiscal quarter of the Company (the “Quarter”); and
D.
two weeks prior to the date on which the Company’s audit committee is scheduled to review the interim financial reporting for the Quarter, and ending on the day that is one full business day after the Company’s interim financial reporting for the Quarter is filed.

The CFO may designate other blackout periods or adjust the start of the Year-End and Quarter-End periods if they deem it appropriate.

Covered Persons subject to the blackout period restrictions whose employment or other relationship with the Company terminates during a blackout period will remain subject to the restrictions until the end of the blackout period, regardless of the date of their departure or termination of the relationship, and ending on the day that is one full business day after the Company’s interim financial reporting for the Quarter is filed.

Covered Persons subject to the blackout period restrictions whose employment or other relationship with the Company terminates during a blackout period will remain subject to the restrictions until the end of the blackout period, regardless of the date of their departure or termination of the relationship.

VII.
Pre- Clearance of Trades

To protect the reputation of the Company and avoid the appearance of impropriety, all Covered Persons of the Company are required to pre-clear all proposed direct and indirect trades in the Company’s securities, including common shares and the exercise of stock options, DSUs, RSUs and PSUs with the CFO or General Counsel of the Company, or such other person as may be designated by the Company from time to time.

VIII.
Insider Reporting

Pursuant to National Instrument 55-104 Insider Reporting Requirements and Exemptions (“NI 55-104”), all Reporting Insiders (as that term is defined under NI 55-104) must file an insider report in respect of the Company within 10 days of becoming a Reporting Insider and subsequently within five days of a change in the Reporting Insider’s holdings.

Pursuant to Section 16 of the Exchange Act and related rules and regulations, insiders including officers, directors, or shareholders of LAC who possess stock that directly or indirectly results in beneficial ownership of more than 10% of the Company's common stock or other class of equity are subject to short-swing profit disgorgement and reporting within 10 days of becoming an insider and subsequently within two business days of certain changes in the insider’s holdings.

IX.
Community and Non-Compliance

This Policy extends to all Covered Persons and is available on the Company’s website and intranet. New Covered Persons will be provided with a copy and educated about its importance. This Policy will be circulated to all Covered Persons whenever any changes are made, and an updated version posted to the website and intranet.

Any Covered Person who violates this Policy may be disciplined by the Company, up to termination of employment or a contractual relationship with the Company without notice. Also, Covered Persons should be aware that the violation of this Policy could also violate certain securities laws. As a result, the Covered Person could be exposed to regulatory actions such as penalties and fines, bans on trading or acting as a director or officer of a public company, or other disciplinary action or punishment as determined by securities regulators or other authorities in their discretion.

X.
Amendments

This Policy will be reviewed from time to time and may be updated or replaced with the authorization of management or the Company Board of Directors or its committees.

Approved by the Board of Directors

NOVEMBER 12, 2024